Exhibit 99

PRESS RELEASE

For Release:	October 31, 2018
Nasdaq:	MFNC
Contact:	Jesse A. Deering, (248) 290-5906 / jdeering@bankmbank.com
Paul D. Tobias, (248) 290-5900 / ptobias@bankmbank.com
Website:	www.bankmbank.com

MACKINAC FINANCIAL CORPORATION REPORTS THIRD QUARTER 2018 RESULTS

(Manistique, Michigan) — Mackinac Financial Corporation (Nasdaq: MFNC) (the “Corporation”), the bank holding company for mBank, today announced third quarter 2018 income of $3.07 million, or $.29 per share, compared to net income of $2.09 million, or $.33 per share, for the third quarter of 2017.  As expected, the 2018 third quarter results were impacted by expenses related to the acquisition of First Federal of Northern Michigan (FFNM) and pre-closing activity for the Lincoln Community Bank (Lincoln) transaction that closed on October 1, 2018.

The Corporation had third quarter GAAP pre-tax transaction related expenses totaling $350 thousand.  These transaction related costs reduced the reported net income for the quarter by $276 thousand, on an after-tax basis.  The adjusted net income for the third quarter of 2018 (exclusive of the transaction related expenses) would equate to $3.35 million, or $.31 per weighted average share.  Weighted average shares outstanding for the third quarter 2018 were 10,712,745 compared to 6,294,930 for the same period of 2017 and 7,769,720 shares for the second quarter of 2018.  The Corporation issued 2,146,378 new shares for the FFNM purchase in May 2018 and issued an additional 2,225,807 shares related to the common stock offering that was completed in June 2018.

Total assets of the Corporation at September 30, 2018 were $1.25 billion compared to $1.02 billion at September 30, 2017.  Shareholders’ equity at September 30, 2018 totaled $149.37 million, compared to $82.65 million on September 30, 2017. The tangible book value per share equated to $11.63 on September 30, 2018 compared to $11.91 per share a year ago.  The proceeds from the stock offering were used to pay down approximately $19.45 million in senior holding company debt, resulting in no long-term debt residing on the balance sheet at quarter end.

mBank, the Corporation’s primary asset, recorded net income of $3.47 million in the third quarter of 2018, compared to $2.43 million in the third quarter of 2017. Acquisition-related expenses totaled $265 thousand at the bank level, with an after-tax impact of $210 thousand. Adjusted core net income (exclusive of the transaction expenses) for the third quarter of 2018 was $3.68 million, an increase of $1.25M from the third quarter 2017.

Highlights and additional notes:

•                  The Corporation completed the acquisition of Lincoln Community Bank (“Lincoln”) (Merrill, WI) on October 1, 2018 acquiring approximately $39 million in loans and $53 million of core deposits. As part of this transaction, the Corporation also plans to close the acquired Gleason, WI location by the end of the year. With the data processing conversion taking place in early November, all cost efficiencies will be phased in for 2019 and are expected to provide accretion to earnings.

•                  The Corporation plans to also consolidate mBank’s in-store Ishpeming, MI branch into another nearby mBank location at year end 2018.  Minimal client attrition is expected from the consolidation while realizing additional efficiencies.

•                  Since the third quarter of 2017, higher rate wholesale funding sources have decreased $69 million ($57 million in Brokered CDs and $12 million in FHLB borrowings) through both repositioning of the balance sheet internally with growth in core deposits and through utilization of the FFNM liquidity following the transaction.

•                  The Corporation’s non-GAAP core net interest margin (exclusive of purchase accounting mark accretion) continues to perform well, residing at 4.13% year-to-date.  Inclusive of the accretion from the recent FFNM acquisition combined with two other legacy transactions, total reportable margin equated to 4.37%. Additional interest rate increases are expected to have a positive impact on the margin moving into 2019.

•                  New loan production from the newly acquired FFNM markets has totaled $31 million in the short time since the close of the transaction in May 2018.

Revenue

Total revenue of the Corporation for the three months ended September 30, 2018 equated to $16.63 million compared to $12.68 million for the same period of 2017.  Total interest income was $15.29 million for the third quarter of 2018 compared to $11.52 million for the same period in 2017. The 2018 third quarter interest income included accretive yield of $1.01 million from combined accretion associated with acquisitions compared to 2017 same period of $554 thousand.  The non-interest income portion of total revenue increased slightly year-over-year from $1.15 million in the third quarter of 2017 to $1.34 million for the same period of 2018, partially due to the positive impact of FFNM.

Loan Production

Total balance sheet loans at September 30, 2018 were $993.81 million compared to September 30, 2017 balances of $808.15 million.  Total loans under management now reside at $1.32 billion, which includes $328.54 million of service retained loans.  Total loan production through three quarters of 2018 is $8 million ahead of 2017 at $204 million, with origination activity increasing in the second and third quarters, as expected. Commercial originations accounted for $131 million, while retail, predominantly mortgage, equated to $73 million. Regional new production year-to-date is noted in the below chart:

2018 Year-to-Date Loan Production $ in thousands (000)

Upper Peninsula	$81,000
Northern Lower Peninsula	70,000
Southeast Michigan	23,000
Wisconsin	17,000
Asset-Based Lending	13,000
Total	$204,000

Commenting on new loan production and overall lending activities, Kelly W. George, President of the Corporation and President and CEO of mBank stated, “Commercial loan production is slightly ahead of last year despite a continued competitive environment for the high-quality loans we adjudicate.  Based on steady deal flow since the FFNM acquisition date, we expect that the addition of the FFNM markets and the recently acquired Lincoln markets will continue to have a positive impact on all types of originations as we assimilate the acquired banks into our lending culture. As we alluded to in our previous quarter communications, we have seen the change in interest rates impact our secondary market originations on the refinance side, which has been an industry-wide challenge. While secondary market mortgage activity has improved in the third quarter, bringing the total to $40 million year to date, it is still $9 million less than 2017. Overall, we like the outlook of our loan activity and it will continue to be a focus in all of our markets going into 2019.”

Credit Risk

Nonperforming loans totaled $4.53 million, or .46% of total loans at September 30, 2018 compared to $3.07 million, or .38%, of total loans at September 30, 2017. Total loan delinquencies greater than 30 days resided at a nominal .97%, compared to .51% in the third quarter of 2017. The increase in non-performing loans is mainly the result of credits acquired in the FFNM transaction, which were marked to fair value as part of transaction due diligence. Commenting on overall credit risk, Mr. George stated, “As expected, we saw a slight increase in our non-performing credit ratios following the FFNM acquisition.

Similar to previous transactions, we anticipate this will normalize over the coming quarters as we work to quickly resolve or shore up some of these acquired problem loans.  Overall, loan portfolio performance, both legacy mBank and acquired FFNM, remains strong with no material credit issues within any of the business segments. Purchase accounting marks from the previously acquired banks have continued to prove accurate, attaining expected accretion to the margin. We expect the same accretive mark performance behavior for the recently acquired FFNM and Lincoln portfolios.”

Margin Analysis / Funding

Net interest income in the third quarter of 2018 resided at $13.21 million, or 4.60%, compared to $9.79 million, or 4.23%, in the third quarter of 2017. Third quarter 2018 total interest expense was $2.08 million versus $1.73 million for the same period of 2017 due mainly to a larger deposit base acquired in the FFNM transaction. Total deposits at the end of the quarter equated to $1.03 billion. Brokered deposits were $125 million at the end of September 2018, reduced from $182 million at September 30, 2017.  The Corporation continues to opportunistically reduce brokered deposits when they mature as liquidity needs allow given the seasonality in our core funding sources.  Mr. George stated, “We are pleased to have been successful in maintaining our strong core net interest margin of 4.13% in the rising rate environment, where we have seen nominal pressure to significantly move up rates on transaction related accounts. We did adjust some transactional depository rates in late September for the first time in the rising interest rate cycle. We also began to offer some special term CD rates, both in an effort to alleviate seasonality runoff as we go into our slower business cycle months and primarily to take a more aggressive and offensive posture to procure new in-market deposits heading into 2019. The impact of this rate increase will be more than offset by the positive impact from the increase in our variable rate loan portfolio from the recent and any subsequent rate increases. Through our balance sheet repositioning over the past quarter, from both liquidity generated from investment sales following the FFNM close of $46 million and the acquired FFNM core deposit base, our funding structure has improved greatly from a cost and risk standpoint as we remain in a market environment that is expecting future rate increases for 2019.    The acquired deposits in the Lincoln transaction will also help our funding structure.”

Noninterest Expense

Noninterest expense, at $10.62 million in the third quarter of 2018, increased $2.90 million from the third quarter 2017 total of $7.72 million. The expense variance from the third quarter of 2017 was heavily impacted by the additional expense related to the larger bank platform following the FFNM closing including additional salary, benefits and occupancy costs as well as the Lincoln Bank acquisition transaction related expenses.  Efficiencies from both FFNM and Lincoln are expected to be fully phased in by yearend 2018 and achieve a stabilized run rate and improved efficiencies for 2019.   This should improve our current non-GAAP adjusted efficiency ratio (backing out transaction related expenses) of 74%.

Assets and Capital

Total assets of the Corporation at September 30, 2018 were $1.25 billion compared to $1.02 billion at September 30, 2017.  Shareholders’ equity at September 30, 2018 totaled $149.37 million, compared to $82.65 million on September 30, 2017. The tangible book value per share equated to $11.63 on September 30, 2018 compared to $11.91 per share a year ago.  Both the common stock offering and the FFNM acquisition had positive impacts on the Corporation’s overall capitalization and regulatory capital ratios.  Of the $32.4 million net proceeds from the June 2018 common stock offering, the Corporation utilized $19.45 million to retire senior holding company debt, and an additional $8.5 million to fund the Lincoln acquisition.  The Corporation is “well-capitalized” and the Bank is “well-capitalized” with total risk-based capital to risk weighted assets of 13.17% and 11.95%, respectively.

Paul D. Tobias, Chairman and Chief Executive Officer of the Corporation and Chairman of mBank concluded, “We continue to execute our growth and acquisition strategy while maintaining focus on our core operations and governance.  Our balance sheet attributes are strong with the complementary deposit base of FFNM and the reduction of floating rate debt at the holding company with proceeds from the common stock offering.  We believe our timing was good in terms of the rate environment and the interest expense we were able to save on our borrowings and wholesale funding.  We will remain opportunistic as we are presented with possible acquisition partners and focus on gaining maximum efficiencies out of our current platform to drive shareholder value.”

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $1.25 billion and whose common stock is traded on the NASDAQ stock market as “MFNC.”   The principal subsidiary of the Corporation is mBank.  Headquartered in Manistique, Michigan, mBank has 30 full service branch locations; eleven in the Upper Peninsula, ten in the Northern Lower Peninsula, one in Oakland County, Michigan, and eight in Northern Wisconsin.  The Corporation’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements.  Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” “view,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance.  These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, branch closings and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Corporation with the Securities and Exchange Commission.  These and other factors may cause decisions and actual results to differ materially from current expectations.  Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

	As of and For the	As of and For the	As of and For the
	Period Ending	Year Ending	Period Ending
	September 30,	December 31,	September 30,
(Dollars in thousands, except per share data)	2018	2017	2017
	(Unaudited)		(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$1,254,335	$985,367	$1,015,070
Loans	993,808	811,078	808,149
Investment securities	112,265	75,897	85,009
Deposits	1,028,058	817,998	835,203
Borrowings	58,216	79,552	91,397
Shareholders’ equity	149,367	81,400	82,649

Selected Statements of Income Data (nine months and year ended):
Net interest income	$33,336	$37,938	$28,274
Income before taxes	6,333	11,018	8,180
Net income	5,002	5,479	5,499
Income per common share - Basic	.60	.87	.88
Income per common share - Diluted	.60	.87	.87
Weighted average shares outstanding	8,278,371	6,288,791	6,286,722
Weighted average shares outstanding- Diluted	8,304,689	6,322,413	6,310,866

Three Months Ended:
Net interest income	$13,214	$9,664	$9,789
Income before taxes	3,889	2,838	3,018
Net income	3,069	(20)	2,093
Income per common share - Basic	.29	—	.33
Income per common share - Diluted	.29	—	.33
Weighted average shares outstanding	10,712,745	6,294,930	6,294,930
Weighted average shares outstanding- Diluted	10,734,465	6,294,930	6,318,488

Selected Financial Ratios and Other Data (nine months and year ended):
Performance Ratios:
Net interest margin	4.37%	4.20%	4.21%
Efficiency ratio	81.29	71.39	71.09
Return on average assets	.59	.55	.74
Return on average equity	6.04	6.74	9.10

Average total assets	$1,129,082	$995,826	$995,442
Average total shareholders’ equity	110,785	81,349	80,833
Average loans to average deposits ratio	98.46%	96.29%	95.42%

Common Share Data at end of period:
Market price per common share	$16.20	$15.90	$15.50
Book value per common share	13.94	12.93	13.13
Tangible book value per share	11.63	11.72	11.91
Dividends paid per share, annualized	.480	.480	.480
Common shares outstanding	10,712,745	6,294,930	6,294,930

Other Data at end of period:
Allowance for loan losses	$5,186	$5,079	$5,130
Non-performing assets	$6,675	$6,126	$7,478
Allowance for loan losses to total loans	.52%	.63%	.63%
Non-performing assets to total assets	.53%	.62%	.74%
Texas ratio	5.14%	7.77%	9.34%

Number of:
Branch locations	30	23	23
FTE Employees	288	233	233

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,	September 30,
	2018	2017	2017
	(Unaudited)		(Unaudited)
ASSETS

Cash and due from banks	$60,619	$37,420	$52,676
Federal funds sold	9	6	5,006
Cash and cash equivalents	60,628	37,426	57,682

Interest-bearing deposits in other financial institutions	9,149	13,374	13,374
Securities available for sale	111,765	75,397	84,509
Other securities	500	500	500
Federal Home Loan Bank stock	4,860	3,112	3,250

Loans:
Commercial	680,451	572,936	572,799
Mortgage	295,010	220,708	217,103
Consumer	18,347	17,434	18,247
Total Loans	993,808	811,078	808,149
Allowance for loan losses	(5,186)	(5,079)	(5,130)
Net loans	988,622	805,999	803,019

Premises and equipment	21,831	16,290	16,619
Other real estate held for sale	2,149	3,558	4,413
Deferred tax asset	6,285	4,970	6,266
Deposit based intangibles	4,373	1,922	1,985
Goodwill	20,389	5,694	5,694
Other assets	23,784	17,125	17,759

TOTAL ASSETS	$1,254,335	$985,367	$1,015,070

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest bearing deposits	$240,940	$148,079	$162,142
NOW, money market, interest checking	341,651	280,309	275,854
Savings	104,382	61,097	61,832
CDs<$250,000	199,015	142,159	144,031
CDs>$250,000	16,755	11,055	9,126
Brokered	125,315	175,299	182,218
Total deposits	1,028,058	817,998	835,203

Federal funds purchased	11,000	—	—
Borrowings	58,216	79,552	91,397
Other liabilities	7,694	6,417	5,821
Total liabilities	1,104,968	903,967	932,421

SHAREHOLDERS’ EQUITY:
Common stock and additional paid in capital - No par value
Authorized - 18,000,000 shares
Issued and outstanding - 10,712,745; 6,294,930; and 6,294,930 shares respectively	129,043	61,981	61,881
Retained earnings	21,351	19,711	20,439
Accumulated other comprehensive income
Unrealized gains (losses) on available for sale securities	(806)	(71)	407
Minimum pension liability	(221)	(221)	(78)

Total shareholders’ equity	149,367	81,400	82,649

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,254,335	$985,367	$1,015,070

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$14,097	$10,799	$36,558	$31,016
Tax-exempt	25	21	81	73
Interest on securities:
Taxable	723	401	1,655	1,195
Tax-exempt	84	72	232	226
Other interest income	362	230	758	475
Total interest income	15,291	11,523	39,284	32,985

INTEREST EXPENSE:
Deposits	1,698	1,157	4,536	3,170
Borrowings	379	577	1,412	1,541
Total interest expense	2,077	1,734	5,948	4,711

Net interest income	13,214	9,789	33,336	28,274
Provision for loan losses	50	200	200	400
Net interest income after provision for loan losses	13,164	9,589	33,136	27,874

OTHER INCOME:
Deposit service fees	414	262	1,006	803
Income from loans sold on the secondary market	423	434	877	1,048
SBA/USDA loan sale gains	184	278	318	426
Mortgage servicing income	110	(6)	123	(24)
Net security gains	—	38	—	38
Other	212	147	496	433
Total other income	1,343	1,153	2,820	2,724

OTHER EXPENSE:
Salaries and employee benefits	5,600	3,934	14,627	11,388
Occupancy	963	761	2,702	2,322
Furniture and equipment	681	616	1,856	1,640
Data processing	720	533	1,810	1,482
Advertising	258	227	645	524
Professional service fees	421	323	1,122	1,049
Loan and deposit	242	181	516	515
Writedowns and losses on other real estate held for sale	36	43	102	298
FDIC insurance assessment	201	210	544	556
Telephone	171	154	478	445
Transaction related expenses	350	—	2,463	—
Other	975	742	2,758	2,199
Total other expenses	10,618	7,724	29,623	22,418

Income before provision for income taxes	3,889	3,018	6,333	8,180
Provision for income taxes	820	925	1,331	2,681

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	3,069	2,093	5,002	5,499

INCOME PER COMMON SHARE:
Basic	$.29	$.33	$.60	$.88
Diluted	$.29	$.33	$.60	$.87

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

LOAN PORTFOLIO AND CREDIT QUALITY

(Dollars in thousands)

Loan Portfolio Balances (at end of period):

	September 30,	December 31,	September 30,
	2018	2017	2017
	(Unaudited)	(Unaudited)	(Unaudited)
Commercial Loans:
Real estate - operators of nonresidential buildings	$144,079	$119,025	$116,526
Hospitality and tourism	81,033	75,228	74,500
Lessors of residential buildings	43,699	33,032	31,985
Gasoline stations and convenience stores	21,156	21,176	20,210
Logging	20,758	17,554	16,363
Commercial construction	12,750	9,243	8,892
Other	356,976	297,678	304,323
Total Commercial Loans	680,451	572,936	572,799

1-4 family residential real estate	277,508	209,890	204,419
Consumer	18,347	17,434	18,247
Consumer construction	17,502	10,818	12,684

Total Loans	$993,808	$811,078	$808,149

Credit Quality (at end of period):

	September 30,	December 31,	September 30,
	2018	2017	2017
	(Unaudited)	(Unaudited)	(Unaudited)
Nonperforming Assets :
Nonaccrual loans	$4,526	$2,388	$2,964
Loans past due 90 days or more	—	—	—
Restructured loans	—	180	101
Total nonperforming loans	4,526	2,568	3,065
Other real estate owned	2,149	3,558	4,413
Total nonperforming assets	$6,675	$6,126	$7,478
Nonperforming loans as a % of loans	.46%	.32%	.38%
Nonperforming assets as a % of assets	.53%	.62%	.74%
Reserve for Loan Losses:
At period end	$5,186	$5,079	$5,130
As a % of average loans	.57%	.64%	.63%
As a % of nonperforming loans	114.58%	197.78%	167.37%
As a % of nonaccrual loans	114.58%	212.69%	173.08%
Texas Ratio	5.14%	7.77%	9.34%

Charge-off Information (year to date):
Average loans	$906,784	$795,532	$791,227
Net charge-offs (recoveries)	$93	$566	$290
Charge-offs as a % of average loans, annualized	.01%	.07%	.05%

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL HIGHLIGHTS

	QUARTER ENDED
	(Unaudited)
	September 30	June 30,	March 31,	December 31	September 30,
	2018	2018	2018	2017	2017
BALANCE SHEET (Dollars in thousands)

Total loans	$993,808	$1,003,377	$812,441	$811,078	$808,149
Allowance for loan losses	(5,186)	(5,141)	(5,101)	(5,079)	(5,130)
Total loans, net	988,622	998,236	807,340	805,999	803,019
Total assets	1,254,335	1,274,095	983,929	985,367	1,015,070
Core deposits	885,988	844,894	602,601	631,644	643,859
Noncore deposits	142,070	170,607	204,196	186,354	191,344
Total deposits	1,028,058	1,015,501	806,797	817,998	835,203
Total borrowings	69,216	91,747	80,002	79,552	91,397
Total shareholders’ equity	149,367	148,867	81,857	81,400	82,649
Total tangible equity	124,605	123,974	74,303	73,784	74,970
Total shares outstanding	10,712,745	10,712,745	6,332,560	6,294,930	6,294,930
Weighted average shares outstanding	10,712,745	7,769,720	6,304,203	6,294,930	6,294,930

AVERAGE BALANCES (Dollars in thousands)

Assets	$1,284,068	$1,117,188	$982,679	$996,966	$1,021,152
Loans	1,001,763	905,802	810,688	808,306	803,825
Deposits	1,042,004	913,220	805,092	817,338	841,699
Equity	149,202	100,518	81,894	82,879	82,162

INCOME STATEMENT (Dollars in thousands)

Net interest income	$13,214	$10,813	$9,309	$9,664	$9,789
Provision for loan losses	50	100	50	225	200
Net interest income after provision	13,164	10,713	9,259	9,439	9,589
Total noninterest income	1,343	863	614	1,317	1,153
Total noninterest expense	10,618	11,077	7,928	7,918	7,724
Income before taxes	3,889	499	1,945	2,838	3,018
Provision for income taxes	820	103	408	2,858	925
Net income available to common shareholders	$3,069	$396	$1,537	$(20)	$2,093
Income pre-tax, pre-provision	$3,939	$599	$1,995	$3,062	$3,218

PER SHARE DATA

Earnings	$.29	$.05	$.24	$(.01)	$.33
Book value per common share	13.94	13.90	12.96	12.93	13.13
Tangible book value per share	11.63	11.57	11.73	11.72	11.91
Market value, closing price	16.20	16.58	16.25	15.90	15.50
Dividends per share	.120	.120	.120	.120	.120

ASSET QUALITY RATIOS

Nonperforming loans/total loans	.46%	.50%	.53%	.32%	.38%
Nonperforming assets/total assets	.53	.59	.70	.62	.74
Allowance for loan losses/total loans	.52	.51	.63	.63	.63
Allowance for loan losses/nonperforming loans	114.58	102.31	117.48	197.78	167.37
Texas ratio	5.14	5.80	6.87	7.77	9.34

PROFITABILITY RATIOS

Return on average assets	.95%	.14%	.63%	(.01)%	.81%
Return on average equity	8.16	1.58	7.61	(.10)	10.11
Net interest margin	4.60	4.26	4.19	4.18	4.23
Average loans/average deposits	96.14	99.19	100.70	98.89	95.50

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	9.51%	9.39%	7.25%	7.06%	6.82%
Tier 1 capital to risk weighted assets	12.62	11.87	8.79	8.66	8.47
Total capital to risk weighted assets	13.17	12.39	9.43	9.29	9.10
Average equity/average assets (for the quarter)	11.62	9.00	8.33	8.31	8.05
Tangible equity/tangible assets (at quarter end)	10.13	9.92	7.62	7.55	7.44